Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
AMONG
SIMS GROUP LIMITED,
MMI ACQUISITION CORPORATION
AND
METAL MANAGEMENT, INC.
September 24, 2007

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)
Exhibit A – Form of Certificate of Incorporation of Surviving Corporation
Exhibit B – Reelection of Directors
Exhibit C – Committee Composition

iii

TABLE OF DEFINED TERMS

Acquisition Corporation	Preamble
Applicable Period	Section 6.7(b)
ASIC	Section 5
ASX	Section 1.8(c)
Business Day	Section 1.2
Certificate	Section 3.1
CFIUS	Section 4.3
CIBC World Markets	Section 4.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Confidentiality Agreement	Section 6.7(b)
Corporations Act	Section 5.5(a)
Delaware Act	Section 1.1
DOJ	Section 6.2(b)
Effective Time	Section 1.3
Employee Pension Benefit Plan	Section 4.12(a)
Employee Welfare Benefit Plan	Section 4.12(a)
End Date	Section 8.1(c)
Environmental Law	Section 4.13(b)
ERISA	Section 4.12(a)
Exchange Ratio	Section 1.8(a)
Exon-Florio Provisions	Section 4.3
FTC	Section 6.2(b)
Hazardous Materials	Section 4.13(c)
HSR Act	Section 4.3
Indemnified Parties	Section 6.9(a)
Intellectual Property	Section 4.15(b)
Ineligible Overseas Stockholder	Section 1.8(f)
Lien	Section 4.3
Listing Rules	Section 2.2
Merger	Section 1.1
Merger Consideration	Section 1.8(e)
Mitsui	Section 6.15(a)
MMI	Preamble
MMI Acquisition Proposal	Section 6.7(g)
MMI Change in Recommendation	Section 2.1(d)
MMI Common Stock	Section 1.8(a)
MMI Disclosure Letter	Section 4
MMI Material Adverse Effect	Section 4.1
MMI Plans	Section 4.12(a)
MMI Recommendation	Section 2.1(c)
MMI SEC Documents	Section 4.5(a)
MMI Stockholder Approval	Section 2.1(a)
MMI Stockholders Meeting	Section 2.1(a)
MMI Stock Option	Section 1.9(a)
MMI Stock Plans	Section 1.9(a)
MMI Superior Acquisition Proposal	Section 6.7(h)
MMI Termination Fee	Section 8.3(a)
MMI Warrant	Section 1.9(c)

MMI Warrant Plans	Section 1.9(c)
Multiemployer Plan	Section 4.12(b)
Non-US Competition Laws	Section 4.3
Other Collectively Bargained Plan	Section 4.12(d)
Proxy Statement	Section 2.1(b)
Registration Statement	Section 2.2(a)
Sale Agent	Section 1.8(f)
SEC	Section 1.9(d)
Securities Act	Section 2.2(a)
Securities Exchange Act	Section 1.9(d)
Sims	Preamble
Sims Acquisition Proposal	Section 6.8(f)
Sims AGM	Section 2.2(e)
Sims AGM Approval	Section 2.2(e)
Sims ADSs	Section 1.8(a)
Sims Board	Section 6.15(a)
Sims Disclosure Documents	Section 5.5(a)
Sims Disclosure Letter	Section 5
Sims Employee Plans	Section 5.4(b)
Sims Material Adverse Effect	Section 5.1
Sims Ordinary Share	Section 1.8(a)
Sims Plans	Section 5.12(a)
Sims Superior Acquisition Proposal	Section 6.8(g)
Sims Termination Fee	Section 8.3(b)
Subsidiary	Section 1.8(g)
Surviving Corporation	Section 1.1
Taxes	Section 4.11(a)
Tax Returns	Section 4.11(a)

ii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER dated as of September 24, 2007, between and among Sims Group Limited, a corporation organized under the laws of Victoria, Australia (“Sims”), MMI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Sims (the “Acquisition Corporation”), and Metal Management, Inc., a Delaware corporation (“MMI”).
     The board of directors of Sims has determined that a business combination with MMI, to be effected through Sims’s acquisition by merger of all of the outstanding shares of the capital stock of MMI, is advisable and consistent with the long-term business strategies of Sims and is in the best interests of Sims and its shareholders. The board of directors of MMI has determined that such a business combination is advisable and consistent with the long-term business strategies of MMI and is in the best interests of MMI and its stockholders. The respective boards of directors of Sims and MMI accordingly have each duly adopted resolutions approving this Agreement and the business combination contemplated hereby.
     It is intended that the merger provided for in this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time the Acquisition Corporation will be merged (the “Merger”) with and into MMI in accordance with the provisions of the General Corporation Law of the State of Delaware (the “Delaware Act”). Following the Merger, MMI will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Acquisition Corporation will cease.
     Section 1.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, One Prudential Plaza, 130 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., local time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 7, or at such other date, time or place as Sims and MMI may agree. “Business Day” means any day other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or the State of New South Wales, or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 1.3 Effective Time. The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware Act. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time as Sims and MMI mutually agree and specify in the certificate of merger. The time the Merger becomes effective in accordance with Sections 103 and 251 of the Delaware Act is referred to in this Agreement as the “Effective Time.”
     Section 1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of MMI and the Acquisition Corporation will vest in the Surviving Corporation and all debts, liabilities and duties of MMI and the Acquisition Corporation will become debts, liabilities and duties of the Surviving Corporation.

     Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended in its entirety to read as set forth in Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the Delaware Act. The bylaws of the Acquisition Corporation will be the bylaws of the Surviving Corporation.
     Section 1.6 Directors. The directors of the Acquisition Corporation at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law. Sims and MMI will agree prior to the Effective Time as to the composition of the board of directors of the Acquisition Corporation as of the Effective Time.
     Section 1.7 Officers. The officers of the Acquisition Corporation at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law. Sims and MMI will agree prior to the Effective Time as to the initial officers of the Acquisition Corporation as of the Effective Time.
     Section 1.8 Conversion of MMI Common Stock.
     (a) Each share of MMI’s Common Stock, par value US$.01 per share (“MMI Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of MMI Common Stock held in the treasury of MMI, held by any Subsidiary of MMI or held by Sims or any Subsidiary of Sims) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive upon the surrender of the certificate formerly representing such share 2.05 (the “Exchange Ratio”) American Depositary Shares (“Sims ADSs”), each representing one Ordinary Share of Sims (a “Sims Ordinary Share”), issued in accordance with a depositary agreement to be entered into between and among Sims, Bank of New York or other appropriate depositary selected by Sims, as depositary, and the registered holders from time to time of Sims ADSs.
     (b) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Sims Ordinary Shares or shares of MMI Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Exchange Ratio will be adjusted appropriately.
     (c) Notwithstanding the provisions of Section 1.8(a), no fractional Sims ADSs will be issued pursuant to the Merger. In lieu of the issuance of fractional Sims ADSs, cash payments in United States dollars will be made to the former holders of MMI Common Stock with respect to any fractional Sims ADS that would otherwise be issuable pursuant to the Merger in an amount equal to such fractional part of a Sims ADS multiplied by the United States dollar equivalent of the closing price of one Sims Ordinary Share on the Australian Stock Exchange (“ASX”) on the last trading day preceding the Closing Date. The calculation of the United States dollar equivalent of such closing price will be based on the arithmetic mean of the buy and sell spot rates of exchange for Australian dollars and United States dollars on the London market at 11:00 a.m., London time, on the last trading day in London preceding the Closing Date. No such holder will be entitled to dividends, voting rights or any other shareholder right with respect to any fractional Sims ADSs that such holder, but for the provisions of this Section 1.8(c), would be entitled to receive pursuant to the Merger. For purposes of this Section 1.8(c), shares held of record by a particular stockholder of MMI and represented by two or more share certificates may be aggregated in order to reduce the fractional Sims ADSs issuable to such stockholder.

     (d) Each share of MMI Common Stock held in the treasury of MMI, held by any Subsidiary of MMI or held by Sims or any Subsidiary of Sims immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist. For purposes of this Section 1.8(d), shares of MMI Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former director, officer or employee of MMI, Sims or any of their respective Subsidiaries will not be deemed to be held by MMI, Sims or any such Subsidiary, regardless of whether MMI, Sims or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.
     (e) The Sims ADSs to be issued upon the conversion of shares of MMI Common Stock pursuant to Section 1.8(a) and the cash to be paid in lieu of fractional Sims ADSs pursuant to Section 1.8(c) are referred to in this Agreement collectively as the “Merger Consideration.”
     (f) Notwithstanding the other provisions of this Section 1.8, where Sims reasonably determines that the issue of Sims ADSs in the jurisdiction of a relevant proposed recipient of Sims ADSs (other than recipients resident in the United States or any jurisdiction to which Sims ADSs may be issued pursuant to exemptions from the registration and prospectus delivery requirements applicable to public offerings of securities to persons in such jurisdictions) is either prohibited or unduly onerous or impracticable (each such proposed recipient, an “Ineligible Overseas Stockholder”), Sims will procure that the Sale Agent will be issued such number of Sims ADSs as are attributable to the Ineligible Overseas Stockholders as Merger Consideration and will further procure that such Sims ADSs are sold and the proceeds of sale paid to the Ineligible Overseas Stockholders as soon as reasonably practicable after the Effective Time. The term “Sale Agent” as used in this Agreement means the person nominated by Sims to sell the Sims ADSs that are attributable to the Ineligible Overseas Stockholders under the terms of this Agreement.
     (g) The term “Subsidiary” as used in this Agreement means any corporation, partnership, limited liability company or other business entity more than 50% of the outstanding voting equity securities of which is owned, directly or indirectly, by MMI or Sims, as applicable.
     Section 1.9 MMI Stock Options and Warrants.
     (a) MMI will use reasonable best efforts (including obtaining all necessary consents of current and former directors, officers and employees of MMI and its Subsidiaries) to permit each outstanding stock option to acquire shares of MMI Common Stock (each, a “MMI Stock Option”) granted under the Amended and Restated MMI 2002 Incentive Stock Plan or any other current or former stock option plan, program, agreement or arrangement of MMI or any of its Subsidiaries (collectively, the “MMI Stock Plans”) to be converted at the Effective Time into an option to purchase Sims ADSs in accordance with a procedure which satisfies the requirements under Section 424(a) of the Code; provided that to the extent consistent with satisfying such requirements, each MMI Stock Option will be converted into an option to purchase that whole number of Sims ADSs that could have been obtained upon the exercise of such MMI Stock Option immediately prior to the Effective Time and the conversion and exchange of the shares of MMI Common Stock issued upon such exercise for Sims ADSs as provided in Section 1.8, and the exercise price per share applicable to each such MMI Stock Option will be adjusted at the Effective Time as appropriate so as to preserve with respect to each option to purchase Sims ADSs the excess of the fair market value of each share of MMI Common Stock subject to the corresponding MMI Stock Option immediately before the Effective Time over the option price for such share of MMI Common Stock.
     (b) At the Effective Time, each share of MMI Common Stock, if any, issued pursuant to any MMI Stock Plan that is subject to transfer limitations or vesting provisions under the terms of such MMI Stock Plan, or under any individual grant agreement pursuant to which such MMI Common Stock was issued or any other agreement between MMI and the holder thereof, will upon conversion thereof into a Sims ADS pursuant to the Merger continue to be subject to the same transfer limitations and vesting provisions, except as specifically provided in the MMI Stock Plans or any MMI restricted stock certificate.

Any cash which would have been payable under Section 1.8(c) will be paid to the holder of such MMI Common Stock without regard to any such transfer limitations or vesting provisions.
     (c) MMI will use reasonable best efforts (including obtaining all necessary consents of current and former directors, officers and employees of MMI and its Subsidiaries) to permit MMI, as of immediately prior to the Effective Time, to cancel each outstanding stock purchase warrant and other right to purchase or otherwise acquire shares of MMI Common Stock (each, a “MMI Warrant”) granted under the MMI Equity Incentive Plan or any other current or former plan, program, agreement or arrangement of MMI or any of its Subsidiaries providing for the issuance of stock purchase warrants or similar rights (collectively, the “MMI Warrant Plans”) (i) in exchange for the issuance to the holders of MMI Warrants of shares of MMI Common Stock, the number of which with respect to each MMI Warrant will be determined by dividing the (A) the excess of (1) the fair market value of the total number of shares of MMI Common Stock for which such MMI Warrant is then exercisable, determined based on the closing price of a share of MMI Common Stock on the New York Stock Exchange as of the trading day immediately preceding the Closing Date, over (2) the aggregate exercise price of such MMI Warrant by (B) the closing price of a share of MMI Common Stock on the New York Stock Exchange as of the trading day immediately preceding the Closing Date or (ii) if MMI is unable to obtain any such consent from any current or former director, officer or employee of MMI or its Subsidiaries, then in exchange for the issuance of warrants to purchase Sims ADSs to such holder of MMI Warrants and such exchange will be effected in accordance with a procedure that will result in the exchange being exempt from taxation under Section 409A of the Code.
     (d) The board of directors or compensation committee of MMI will grant all approvals and take all other actions reasonably required pursuant to Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, the “Securities Exchange Act”), to cause the disposition in the Merger of MMI Common Stock, MMI Stock Options and MMI Warrants held by affiliates of MMI to be exempt from the provisions of Section 16(b) of the Securities Exchange Act.
     (e) No additional MMI Stock Options or MMI Warrants will be granted or issued pursuant to the MMI Stock Plans or MMI Warrant Plans after the Effective Time.
     Section 1.10 Conversion of Acquisition Corporation Common Stock. Each share of the Common Stock, par value US$.01 per share, of the Acquisition Corporation issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock, par value US$.01 per share, of the Surviving Corporation.
ARTICLE 2
STOCKHOLDER APPROVAL
     Section 2.1 MMI Actions. MMI, acting through its board of directors, in accordance with applicable law, its certificate of incorporation and bylaws and the rules of the New York Stock Exchange, will:
     (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the “MMI Stockholders Meeting”), to be held as promptly as practicable after the date of this Agreement, but in no event later than 60 days after the Registration Statement is declared effective by the SEC, for the purpose submitting this Agreement for adoption by the holders of a majority of the outstanding shares of MMI Common Stock (the “MMI Stockholder Approval”) and otherwise comply with all applicable legal requirements with respect to such meeting;

     (b) file with the SEC as promptly as practicable after the date of this Agreement a Proxy Statement and related materials (the “Proxy Statement”) with respect to the MMI Stockholders Meeting satisfying the requirements of the Securities Exchange Act, respond promptly to any comments raised by the SEC with respect to the preliminary version of the Proxy Statement, and cause the definitive version of the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement has been declared effective;
     (c) subject to Section 6.7, include in the Proxy Statement the recommendation of the board of directors of MMI that the stockholders of MMI vote in favor of the adoption of this Agreement and the transactions contemplated hereby (the “MMI Recommendation”);
     (d) subject to Section 6.7, not withdraw or modify in any manner adverse to Sims the MMI Recommendation (a “MMI Change in Recommendation”) and take all necessary action to seek to obtain the MMI Stockholder Approval;
     (e) provide Sims with the information concerning MMI required to be included in the Registration Statement and a certificate in customary form with respect to the accuracy and completeness of such information; and
     (f) use its reasonable best efforts to cause to be delivered to Sims by PricewaterhouseCoopers LLP comfort letters, dated as of the date immediately prior to the effectiveness of the Registration Statement and as of a date not more than two Business Days prior to the Closing Date, addressed to each of Sims and MMI, in form reasonably satisfactory to Sims and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
     Section 2.2 Sims Actions. Sims, in accordance with applicable law, its constitution and the Listing Rules of ASX (the “Listing Rules”), will:
     (a) file with the SEC as promptly as practicable after the date of this Agreement a Registration Statement (in which the Proxy Statement will be included) on Form F-4 satisfying the requirements of the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the “Securities Act”), registering the issuance of the Sims ADSs (together with the underlying Sims Ordinary Shares) proposed to be issued by Sims pursuant to the Merger (the “Registration Statement”), respond promptly to any comments raised by the SEC with respect to the Registration Statement, and use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable;
     (b) provide MMI with the information concerning Sims and the Acquisition Corporation required to be included in the Proxy Statement and a certificate in customary form with respect to the accuracy and completeness of such information;
     (c) before the Effective Time, file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) so as to register the issuance of that number of Sims ADSs equal to the number of Sims ADSs issuable upon the exercise of all MMI Stock Options assumed by Sims pursuant to Section 1.9(a) and also to provide for the resale of Sims ADSs held by, or issuable to, executive officers and directors of MMI, and maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such options to purchase Sims ADSs or such Sims ADSs remain outstanding;
     (d) use its reasonable best efforts to cause to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, a sufficient number of Sims ADSs to be issued in the Merger and pursuant to the MMI Stock Options and MMI Warrants; and

     (e) at the time of the Annual General Meeting of Sims to be held within two months after the date of this Agreement (the “Sims AGM”), seek approval from its shareholders in accordance with Listing Rule 10.17 to increase the maximum aggregate amounts payable by Sims to its non-executive directors by way of directors’ fees to a level so as to permit the election and payment of non-executive directors with effect from the Closing as contemplated in Section 6.15 (the “Sims AGM Approval”).
ARTICLE 3
EXCHANGE OF CERTIFICATES
     Section 3.1 Exchange of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of MMI Common Stock (a “Certificate”) will be entitled to receive in exchange therefor, upon surrender thereof to Sims or an exchange agent designated by Sims reasonably acceptable to MMI, the Merger Consideration into which the shares of MMI Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.
     Section 3.2 Dividends and Distributions. No holder of a Certificate will be entitled to receive any dividend or other distribution from Sims prior to the surrender of such holder’s Certificate to Sims or its agent for the Merger Consideration.
     Section 3.3 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise provided in this Agreement or by applicable law and Sims will be entitled to treat each Certificate that has not yet been surrendered to Sims or its agent for exchange solely as evidence of the right to receive the Merger Consideration into which the shares of MMI Common Stock evidenced by such Certificate have been converted pursuant to the Merger.
     Section 3.4 Withholding. Sims or its agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of MMI Common Stock all amounts Sims determines in good faith are required by law to be deducted or withheld therefrom.
     Section 3.5 Escheat. Neither Sims, the Acquisition Corporation nor MMI will be liable to any former holder of MMI Common Stock for any portion of the Merger Consideration delivered by Sims or its agent to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has not been surrendered for exchange to Sims or its agent prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any governmental entity, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MMI
     MMI represents and warrants to Sims and the Acquisition Corporation that except as disclosed in the reports, forms, statements, certifications and other documents filed by MMI with the SEC and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System at least two Business Days prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from MMI to Sims (the “MMI Disclosure Letter”):

     Section 4.1 Organization. MMI and each of its Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. MMI and each of its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of MMI and its Subsidiaries taken as a whole or the ability of MMI to consummate the Merger and to perform its obligations under this Agreement (a “MMI Material Adverse Effect”); provided that none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, a MMI Material Adverse Effect: (a) any general change in economic, regulatory or political conditions, (b) any change, effect, event, occurrence, state of facts or development generally affecting the financial or securities markets, (c) any change, effect, event, occurrence, state of facts or development generally affecting the scrap metal or recycling industries, (d) any change in the foreign currency exchange rates applicable to the Australian or United States dollar, (e) any adverse change attributable to the execution of this Agreement or the announcement of the transactions contemplated by this Agreement, (f) any failure by MMI or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (other than as a result of an event otherwise constituting a MMI Material Adverse Effect as provided herein), (g) any action expressly required to be taken by MMI or its Subsidiaries pursuant to this Agreement or (h) any action or inaction by MMI or any of its Subsidiaries approved or consented to in writing by Sims after the date of this Agreement. MMI has made available to Sims correct and complete copies of the charters and bylaws or other similar governance documents, as presently in effect, of MMI and each of its material Subsidiaries.
     Section 4.2 Authorization of Transaction; Enforceability.
     (a) Subject to obtaining MMI Stockholder Approval, MMI has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.
     (b) The board of directors of MMI, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of MMI and its stockholders, declaring this Agreement and the Merger to be advisable and recommending that MMI’s stockholders adopt this Agreement. The foregoing resolutions of the board of directors of MMI have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement. The board of directors of MMI has received an opinion of CIBC World Markets Corp. (“CIBC World Markets”), financial advisor to MMI, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of MMI Common Stock. The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement. MMI will, promptly after the date of this Agreement, deliver to Sims, solely for informational purposes, correct and complete copies of the foregoing resolutions and, after receipt thereof by MMI, a written copy of such opinion.
     (c) This Agreement constitutes the valid and legally binding obligation of MMI, enforceable against MMI in accordance with its terms and conditions.
     Section 4.3 Noncontravention; Consents. Except for (a) certain filings and approvals necessary to comply with the applicable requirements of the Securities Act, the Securities Exchange Act and the “blue sky” laws and regulations of various states, (b) certain filings and approvals necessary to comply with the requirements of the New York Stock Exchange with respect to the delisting of MMI Common Stock, (c) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”), (d) customary filings pursuant to the competition laws of the jurisdictions set forth in the MMI Disclosure Letter (the “Non-US Competition Laws”), (e) if requested by either party in accordance with Section 6.2(b), the voluntary filing of notice of the transactions contemplated by this Agreement with the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 (the “Exon-Florio Provisions”), and (f) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by MMI, nor the consummation by MMI of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any lien, encumbrance, security interest or other claim (a “Lien”) upon any property of MMI or any of its Subsidiaries pursuant to (i) the charter, bylaws or other similar governance documents of MMI or any of its Subsidiaries, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which MMI or any of its Subsidiaries is subject or (iii) any agreement or commitment to which MMI or any of its Subsidiaries is a party or by which MMI, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     Section 4.4 Capitalization.
     (a) As of September 21, 2007, the authorized capital stock of MMI consisted of 52,000,000 shares divided into (i) 50,000,000 shares of MMI Common Stock, of which 26,046,590 shares are issued and outstanding, 1,531,132 shares are held by MMI as treasury shares, 623,332 shares are reserved for issuance upon the exercise of outstanding MMI Stock Options and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share, no shares of which are issued or outstanding. All of the issued and outstanding shares of capital stock of MMI have been duly authorized and are validly issued, fully paid and non-assessable.
     (b) Other than MMI Stock Options and MMI Warrants to acquire an aggregate of 627,332 shares of MMI Common Stock granted by MMI to directors, officers and employees of MMI and its Subsidiaries pursuant to the MMI Stock Plans and MMI Warrant Plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require MMI or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to MMI or any of its Subsidiaries.
     (c) Each grant of a MMI Stock Option and MMI Warrant was duly authorized no later than the date on which the grant of such MMI Stock Option or MMI Warrant was by its terms to be effective by all necessary corporate action, including approval by the board of directors of MMI (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the MMI Stock Plans and MMI Warrant Plans, the Securities Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange. The per share exercise price of each MMI Stock Option and MMI Warrant was equal to or greater than the fair market value of a share of MMI Common Stock on the applicable grant date. Each such grant was properly accounted for in accordance with United States generally accepted accounting principles in the financial statements (including the related notes) of MMI and disclosed in MMI’s filings with the SEC in accordance with the Securities Exchange Act and all other applicable laws. MMI has not knowingly granted, and there is no and has been no policy or practice of MMI of granting, MMI Stock Options or MMI Warrants prior to, or otherwise coordinate the grant of MMI Stock Options or MMI Warrants with, the release or other public announcement of material information regarding MMI or its Subsidiaries or their results of operations or prospects.

     (d) Neither MMI nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of MMI or any of its Subsidiaries.
     (e) All of the outstanding shares of the capital stock of each of MMI’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by MMI or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the MMI Disclosure Letter, MMI does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.
     Section 4.5 MMI SEC Documents; Proxy Statement.
     (a) MMI has since January 1, 2002 filed all reports, forms, statements, certifications and other documents (collectively, together with all financial statements included or incorporated by reference therein, the “MMI SEC Documents”) required to be filed by MMI with the SEC pursuant to the provisions of the Securities Act or the Securities Exchange Act. Each of the MMI SEC Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act. None of the MMI SEC Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of MMI has been or is obligated to file any reports, forms, statements, certifications or other documents with the SEC.
     (b) Each of the consolidated financial statements included in the MMI SEC Documents fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of MMI and its consolidated Subsidiaries as of the respective dates and for the periods indicated therein, all in accordance with United States generally accepted accounting principles (subject in the case of unaudited interim financial statements to the omission of financial statement footnotes and to normal year end audit adjustments). No financial statements of any person or entity other than MMI and its consolidated Subsidiaries are required by United States generally accepted accounting principles to be included in such financial statements.
     (c) MMI has delivered to Sims correct and complete copies of any proposed or contemplated amendments or modifications to the MMI SEC Documents (including any exhibit documents included therein) that have not yet been filed by MMI with the SEC.
     (d) MMI has provided Sims with correct and complete copies of each comment letter received by MMI from the staff of the SEC during the past three years concerning any reports or registration statements filed by MMI with the SEC, together with the response made by MMI with respect to each such comment letter, and each other letter or notice (or summary of any oral notice or telephone call) from the SEC (including any accounting or Corporation Finance staff, regional enforcement or other office) to MMI in which the SEC or any of its staff has challenged or otherwise questioned MMI’s accounting, disclosure or other compliance with federal securities laws or SEC rules.
     (e) The Proxy Statement to be distributed to MMI’s stockholders in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Exchange Act and will not, at the time the definitive Proxy Statement is filed with the SEC and mailed to the stockholders of MMI, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by MMI with respect to any information supplied by Sims or the Acquisition Corporation for inclusion in the Proxy Statement.
     Section 4.6 Compliance and Governance Matters.
     (a) MMI maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act) that complies in all material respects with the requirements of the Securities Exchange Act and has been designed by MMI’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. MMI’s internal control over financial reporting is effective and MMI is not aware of any material weaknesses in its internal control over financial reporting.
     (b) Since the date of the latest audited financial statements included in MMI’s most recent annual report on Form 10-K, there has been no change in MMI’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, MMI’s internal control over financial reporting.
     (c) PricewaterhouseCoopers LLP, who have certified certain financial statements of MMI and its Subsidiaries and have audited MMI’s internal control over financial reporting and management’s assessment thereof, are independent public accountants as required by the Securities Act.
     (d) MMI maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act) that comply in all material respects with the requirements of the Securities Exchange Act. Such disclosure controls and procedures have been designed to ensure that material information relating to MMI and its Subsidiaries is made known to MMI’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.
     (e) No attorney representing MMI or its Subsidiaries, whether or not employed by MMI or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MMI or its Subsidiaries, or any of its or their respective directors, officers, employees or agents, to the board of directors of MMI, any committee thereof or any director or executive officer of MMI.
     (f) MMI is currently in compliance in all material respects with the listing requirements of the New York Stock Exchange.
     Section 4.7 No Undisclosed Liabilities. MMI and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations reflected in MMI SEC Documents and (b) other liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     Section 4.8 Absence of Material Adverse Change. Since March 31, 2007, there has not occurred any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a MMI Material Adverse Effect.
     Section 4.9 Litigation and Legal Compliance.
     (a) The MMI Disclosure Letter sets forth each instance in which MMI or any of its Subsidiaries is as of the date of this Agreement (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or (ii) a party to or, to MMI’s knowledge, is threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or governmental actions, proceedings or investigations pending or, to MMI’s knowledge, threatened with respect to which MMI or any of its Subsidiaries is a party or subject or that question the validity of this Agreement or any action taken or to be taken by MMI in connection with this Agreement, in each case which action, proceeding or investigation, if adversely determined, has had or would reasonably be expected to have a MMI Material Adverse Effect.
     (b) Since January 1, 2002, MMI and its Subsidiaries have not, and have not received written notice from any governmental authority alleging that MMI or any of its Subsidiaries have, violated any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which MMI or any of its Subsidiaries is subject, except for violations or notices alleging instances of noncompliance, which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     (c) MMI and each of its Subsidiaries possess all necessary governmental franchises, licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as presently being conducted, except for failures to possess such franchises, licenses, permits, authorizations or approvals which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     Section 4.10 Contract Matters. Neither MMI nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which MMI or any of its Subsidiaries is a party or by which any of their respective assets is bound or subject, except for defaults and violations which, individually and in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     Section 4.11 Tax Matters.
     (a) MMI and each of its Subsidiaries have timely filed all required returns, declarations, reports, claims for refund or information returns and statements (collectively, “Tax Returns”) relating to any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto (collectively, “Taxes”), and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, has not had and would not reasonably be expected to have a MMI Material Adverse Effect. All material Taxes owed by MMI or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent any such failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     (b) The most recent financial statements contained in MMI SEC Documents reflect adequate reserves for all Taxes payable by MMI and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements. No federal, state, local or foreign Tax audits or similar proceedings are pending or being conducted, nor has MMI received notice from any governmental authority that any such audit or other proceeding is pending, threatened or contemplated, including any notice of deficiency, request for waiver of time to assess Taxes or proposed adjustment for any amount of Tax proposed, asserted or assessed by any governmental authority against MMI or any of its Subsidiaries, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a MMI Material Adverse Effect.

     (c) All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation with respect to the income Tax Returns of MMI and its Subsidiaries have been fully paid.
     (d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no material Lien affecting any of the material assets or properties of MMI or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.
     (e) Neither MMI nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
     (f) Neither MMI nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully tax deductible under Section 280G of the Code or any comparable tax law.
     (g) Neither MMI nor any of its Subsidiaries has taken or agreed to take any action that prevents the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
     (h) Neither MMI nor any of its Subsidiaries has entered into any transactions that require disclosure under Section 6011 of the Code.
     (i) MMI and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.
     (j) Neither MMI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in the two years prior to the date of this Agreement.
     Section 4.12 Employee Benefit Matters.
     (a) MMI has made available to Sims correct and complete copies of each plan, program or arrangement constituting an employee welfare benefit plan (an “Employee Welfare Benefit Plan”) as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an employee pension benefit plan (an “Employee Pension Benefit Plan”) as defined in Section 3(2) of ERISA, and each other employee benefit plan, program or arrangement or employment practice (including each employment agreement, severance agreement, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, “Rabbi” trust, bonus program, stock purchase, restricted stock or stock unit plan, phantom stock plan, stock appreciation rights plan, hospitalization, medical or heath plan, life insurance plan, voluntary employee benefit association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, or plan providing benefits or payments to employees in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of MMI or any of its Subsidiaries) maintained by MMI or any of its Subsidiaries with respect to any of its current or former directors, officers or employees with respect to which MMI or any of its Subsidiaries has any material liabilities, contingent or otherwise (collectively, the “MMI Plans”); provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “MMI Plan” for these purposes.

     (b) With respect to each MMI Plan and except for matters which would not, individually or in the aggregate, reasonably be expected to have a MMI Material Adverse Effect:
     (i) such MMI Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable laws;
     (ii) all required reports and descriptions required under applicable law have been filed or distributed appropriately with respect to such MMI Plan;
     (iii) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid in respect of each such MMI Plan and all contributions for any period ending on or before the Effective Time that are not yet due have been paid in respect of each such MMI Plan or accrued in accordance with the past custom and practice of MMI. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such MMI Plan;
     (iv) each MMI Plan that is intended to be qualified under Section 401(a) of the Code or to receive favorable tax or other treatment under applicable law has received a favorable determination letter from the Internal Revenue Service that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a) or has received proper evidence from the appropriate governmental entity to the effect that such plan will receive such favorable tax or other treatment under applicable law. To MMI’s knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such MMI Plan or trust or which would result in the loss of any other such favorable tax or other treatment under applicable law;
     (v) the market value of assets under each such MMI Plan which is an Employee Pension Benefit Plan (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)) and a “defined benefit plan” (as defined in Section 3(35) of ERISA) equals or exceeds the value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension benefit plan terminating on the date for determination;
     (vi) MMI has made available to Sims accurate and complete copies of all actuarial reports, appraisals and other documents in its possession relating to the funding of such MMI Plans;
     (vii) MMI has made available to Sims correct and complete copies of the plan documents for the MMI Plan; and
     (viii) neither MMI nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any addition material employee benefit plan or to materially modify or change any MMI Plan affecting any employee or terminated employee of MMI or any of its Subsidiaries.
     (c) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that MMI or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, and except for matters which would not, individually or in the aggregate, have a MMI Material Adverse Effect:

     (i) MMI has no liability with respect to any such Employee Pension Benefit Plan (other than any Multiemployer Plan) which is a defined benefit plan (as defined in Section 3(35) of ERISA) and has been terminated;
     (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) or violations of applicable law with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to MMI’s knowledge, threatened; and
     (iii) none of MMI or any of its Subsidiaries has incurred, and MMI has no reason to expect that MMI or any of its Subsidiaries will incur, any material liability to any government entity or agency (other than premium payments) or with respect to any such Employee Pension Benefit Plan.
     (d) Neither MMI nor any of its Subsidiaries contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or any comparable arrangement under applicable works council or other laws outside the United States of America (“Other Collectively Bargained Plan”) or has any liability (including withdrawal liability) under any Multiemployer Plan or Other Collectively Bargained Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan or Other Collective Bargained Plan set forth in the MMI Disclosure Letter. To MMI’s knowledge, the withdrawal liability under all Multiemployer Plans and Other Collectively Bargained Plans to which MMI or any of its Subsidiaries contributes would not produce a MMI Material Adverse Effect if triggered simultaneously as of the date of this Agreement.
     (e) Neither MMI nor any of its Subsidiaries maintains or ever has maintained, or contributes, ever has contributed or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).
     (f) No MMI Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any MMI Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).
     Section 4.13 Environmental Matters.
     (a) With respect to the current and former operations and properties of MMI and its Subsidiaries and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect (i) to the knowledge of MMI, MMI and its Subsidiaries have complied in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (ii) to the knowledge of MMI, neither MMI nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any Environmental Law, (iii) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by MMI or any of its Subsidiaries since June 30, 2004, (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to MMI’s knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting MMI or any of its Subsidiaries and (v) to the knowledge of MMI, no changes or alterations in the practices or operations of MMI or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit MMI and its Subsidiaries to continue to comply with all applicable Environmental Laws.
     (b) The term “Environmental Law” as used in this Agreement means any applicable law, rule, regulation, permit, order, writ, injunction, judgment or decree with respect to the preservation of the environment or the promotion of worker health and safety, including any law, rule, regulation, permit, order, writ, injunction, judgment or decree relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, natural resources, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells.
     (c) The term “Hazardous Materials” as used in this Agreement means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined, regulated or identified as hazardous or toxic or as petroleum under any Environmental Law or the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law.
     Section 4.14 Title. MMI and its Subsidiaries now have and at the Effective Time will have good and marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) other similar common law or statutory Liens that do not materially affect the value of the property so subject or the usefulness thereof to MMI and its Subsidiaries, (d) Liens securing rental payments under capital lease arrangements, (e) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the real property owned or leased by MMI and its Subsidiaries that do not individually or in the aggregate materially impair the current use or value of any parcel of such real property or (f) for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.
     Section 4.15 Intellectual Property Matters.
     (a) Except for matters which would not, individually or in the aggregate, have a MMI Material Adverse Effect (i) MMI and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all material items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted, (ii) neither MMI nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any material interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party and (iii) to MMI’s knowledge, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Intellectual Property rights of MMI or any of its Subsidiaries.
     (b) The term “Intellectual Property” as used in this Agreement means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

     Section 4.16 Labor Matters. There are no controversies pending or, to MMI’s knowledge, threatened between MMI or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have or be reasonably likely to have a MMI Material Adverse Effect. MMI is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of MMI or any of its Subsidiaries. MMI has made available to Sims accurate and complete copies of all material employment, severance and other agreements with its senior officers. To MMI’s knowledge as of the date of this Agreement, no executive, key employee or group of employees of MMI and its Subsidiaries has any plan to terminate employment with MMI and its Subsidiaries.
     Section 4.17 State Takeover Laws. The resolutions adopted by the board of directors of MMI approving this Agreement are sufficient to cause the restrictions contained in Section 203 of the Delaware Act to be inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. No other fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.
     Section 4.18 Brokers’ Fees. Except for the fees and expenses payable by MMI to CIBC World Markets, neither MMI nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement. MMI has provided Sims with a correct and complete copy of the engagement letter between MMI and CIBC World Markets relating to the transactions contemplated by this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMS
     Sims represents and warrants to MMI that except as disclosed in the reports, forms, statements, certifications and other documents filed by Sims with ASX or Australian Securities and Investment Commission (“ASIC”) and publicly available on ASX’s internet web site or ASIC’s public data base at least two Business Days prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from Sims to MMI (the “Sims Disclosure Letter”):
     Section 5.1 Organization. Sims and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. Sims and each of its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of Sims and its Subsidiaries taken as a whole or the ability of Sims to consummate the Merger and to perform its obligations under this Agreement (a “Sims Material Adverse Effect”) provided that none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, a Sims Material Adverse Effect: (a) any general change in economic, regulatory or political conditions, (b) any change, effect, event, occurrence, state of facts or development generally affecting the financial or securities markets, (c) any change, effect, event, occurrence, state of facts or development generally affecting the scrap metal or recycling industries, (d) any change in the foreign currency exchange rates applicable to the Australian or United States dollar, (e) any adverse change attributable to the execution of this Agreement or the announcement of the transactions contemplated by this Agreement, (f) any failure by Sims or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (other than as a result of an event otherwise constituting a Sims Material Adverse Effect as provided herein), (g) any action expressly required to be taken by Sims or its Subsidiaries pursuant to this Agreement or (h) any action or inaction by Sims or any of its Subsidiaries approved or consented to in writing by MMI after the date of this Agreement. Sims has delivered to MMI correct and complete copies of the constitutions or other organizational documents, as presently in effect, of Sims and each of its material Subsidiaries.

     Section 5.2 Authorization of Transaction; Enforceability.
     (a) Sims has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.
     (b) The board of directors of Sims, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Sims and its shareholders. The foregoing resolutions of the board of directors of Sims have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement.
     (c) This Agreement constitutes the valid and legally binding obligation of Sims, enforceable against Sims in accordance with its terms and conditions.
     Section 5.3 Noncontravention; Consents.
     (a) Except for (i) certain filings and approvals necessary to comply with the applicable requirements of the Securities Act, the Securities Exchange Act and the “blue sky” laws and regulations of various states, (ii) certain filings and approvals necessary to comply with the requirements of the New York Stock Exchange with respect to the listing of the Sims ADSs, (iii) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (iv) customary filings pursuant to the Non-US Competition Laws, (v) if requested by either party in accordance with Section 6.2(b), the voluntary filing of notice of the transactions contemplated by this Agreement with CFIUS under the Exon-Florio Provisions and (vi) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by Sims, nor the consummation by Sims of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon any property of Sims or any of its Subsidiaries pursuant to (A) the constitution or other organizational documents of Sims or any of its Subsidiaries, (B) any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which Sims or any of its Subsidiaries is subject or (C) any agreement or commitment to which Sims or any of its Subsidiaries is a party or by which Sims, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (B) and (C) above, for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     (b) Sims has applied for a waiver from ASX from the requirement to seek shareholder approval in accordance with ASX Listing Rule 7.1 for the issue of the Merger Consideration payable pursuant to Section 1.8. Sims has received a draft waiver from ASX, a copy of which has been provided to MMI, and Sims reasonably believes that the waiver when issued by the ASX will be in substantially the form of the draft waiver.
     Section 5.4 Capitalization.
     (a) As of the date of this Agreement, the issued share capital of Sims consisted of 126,132,776 Sims Ordinary Shares. All of the issued and outstanding shares of capital stock of Sims have been duly authorized and are validly issued and fully paid and non-assessable.

     (b) Other than performance rights and restricted stock units granted by Sims pursuant to Sims’s Long Term Incentive Plans or individually to directors, officers and employees of Sims and its Subsidiaries (the “Sims Employee Plans”), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Sims or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its share capital. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Sims or any of its Subsidiaries.
     (c) Each grant of performance rights or restricted stock units was duly authorized no later than the date on which the grant of such performance rights or restricted stock units were by their terms to be effective by all necessary corporate action, including approval by the Sims Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the Sims Employee Plans and all applicable laws and regulatory rules or requirements, including the rules of the ASX. Each such grant was properly accounted for in accordance with Australian International Financial Reporting Standards in the financial statements (including the related notes) of Sims and disclosed in Sims’s filings with the ASX in accordance with all applicable laws. Sims has not knowingly granted, and there is no and has been no Sims policy or practice of granting, performance rights or restricted stock units prior to, or otherwise coordinate the grant of performance rights or restricted stock units with, the release or other public announcement of material information regarding Sims or its Subsidiaries or their results of operations or prospects.
     (d) Neither Sims nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any share capital of Sims or any of its Subsidiaries.
     (e) All of the outstanding shares of the capital stock of each of Sims’s Subsidiaries have been validly issued and are fully paid and are owned by Sims or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the Sims Disclosure Letter, Sims does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.
     Section 5.5 Sims Disclosure Documents; Registration Statement.
     (a) Sims (or its corporate predecessor) has since January 1, 2002 filed all reports, forms, statements and other documents (collectively, together with all financial statements included or incorporated by reference therein, the “Sims Disclosure Documents”) required to be filed by Sims with the ASX pursuant to the provisions of the Listing Rules. Each of the Sims Disclosure Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of ASX, complied in all material respects with the applicable requirements of the Listing Rules and Chapter 2M of the Corporations Act 2001 (Cth), an Act of Parliament of the Commonwealth of Australia (the “Corporations Act”). None of the Sims Disclosure Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of ASX, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Sims has been or is obligated to file any reports, forms, statements, certifications or other documents with ASX or ASIC.

     (b) Each of the consolidated financial statements included in the Sims Disclosure Documents fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Sims and its consolidated Subsidiaries as of the respective dates and for the periods indicated therein, all in accordance with Australian International Financial Reporting Standards (subject in the case of unaudited interim financial statements to the omission of financial statement footnotes and to normal year end audit adjustments). No financial statements of any person or entity other than Sims and its consolidated Subsidiaries are required by Australian International Financial Reporting Standards to be included in such financial statements.
     (c) Sims has delivered to MMI correct and complete copies of any proposed or contemplated amendments or modifications to the Sims Disclosure Documents (including any exhibit documents included therein) that have not yet been filed by Sims with ASX.
     (d) Sims has provided MMI with correct and complete copies of any correspondence received by Sims from ASX or ASIC during the past three years concerning any Sims Disclosure Document, together with the response made by Sims with respect to each such correspondence, and each other letter or notice (or summary of any oral notice or telephone call) from ASX or ASIC to Sims in which ASX of ASIC or any of its staff has challenged or otherwise questioned Sims’s accounting or disclosure or other compliance under the Listing Rules.
     (e) The Registration Statement will comply in all material respects with the applicable requirements of the Securities Act and Securities Exchange Act and will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. No representation or warranty is made herein by Sims with respect to any information supplied by MMI for inclusion in the Registration Statement.
     Section 5.6 Internal and Disclosure Controls.
     (a) Sims’s internal control over financial reporting is effective and Sims is not aware of any material weaknesses in its internal control over financial reporting.
     (b) Since the date of the latest audited financial statements included in Sims’s most recent annual report, there has been no change in Sims’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Sims’s internal control over financial reporting.
     (c) Sims maintains disclosure controls and procedures that are consistent with applicable ASX guidelines. Such disclosure controls and procedures have been designed to ensure that material information relating to Sims and its Subsidiaries is made known to Sims’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.
     (d) Sims is currently in compliance in all material respects with the Listing Rules.
     Section 5.7 No Undisclosed Liabilities. Sims and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations reflected in Sims Disclosure Documents and (b) other liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     Section 5.8 Absence of Material Adverse Change. Since March 31, 2007, there has not occurred any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a Sims Material Adverse Effect.

     Section 5.9 Litigation and Legal Compliance.
     (a) The Sims Disclosure Letter sets forth each instance in which Sims or any of its Subsidiaries is as of the date of this Agreement (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or (ii) a party to or, to MMI’s knowledge, is threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or governmental actions, proceedings or investigations pending or, to Sims’s knowledge, threatened with respect to which Sims or any of its Subsidiaries is a party or subject or that question the validity of this Agreement or any action taken or to be taken by Sims in connection with this Agreement, in each case which action, proceeding or investigation, if adversely determined, has had or would reasonably be expected to have a Sims Material Adverse Effect.
     (b) Since January 1, 2002, Sims and its Subsidiaries have not, and have not received written notice from any governmental authority alleging that Sims or any of its Subsidiaries have, violated any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which Sims or any of its Subsidiaries is subject, except for violations, or notices alleging instances of noncompliance, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     (c) Sims and each of its Subsidiaries possess all necessary governmental franchises, licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as presently being conducted, except for failures to possess such franchises, licenses, permits, authorizations or approvals which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     Section 5.10 Contract Matters. Neither Sims nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which Sims or any of its Subsidiaries is a party or by which any of their respective assets is bound or subject, except for defaults and violations which, individually and in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     Section 5.11 Tax Matters.
     (a) Sims and each of its Subsidiaries have timely filed all required Tax Returns relating to any Taxes and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, has not had and would not reasonably be expected to have a Sims Material Adverse Effect. All material Taxes owed by Sims or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent any such failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     (b) The most recent financial statements contained in Sims Disclosure Documents reflect adequate reserves for all Taxes payable by Sims and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements. No federal, state, local or foreign Tax audits or similar proceedings are pending or being conducted, nor has Sims received notice from any governmental authority that any such audit or other proceeding is pending, threatened or contemplated, including any notice of deficiency, request for waiver of time to assess Taxes or proposed adjustment for any amount of Tax proposed, asserted or assessed by any governmental authority against Sims or any of its Subsidiaries, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sims Material Adverse Effect.
     (c) All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation with respect to the income Tax Returns of Sims and its Subsidiaries have been fully paid.
     (d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no material Lien affecting any of the material assets or properties of Sims or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.
     (e) Neither Sims nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
     (f) Neither Sims nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully tax deductible under Section 280G of the Code or any comparable tax law.
     (g) Neither Sims nor any of its Subsidiaries has taken or agreed to take any action that prevents the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
     (h) Neither Sims nor any of its Subsidiaries has entered into any transactions that require disclosure under Section 6011 of the Code.
     (i) Sims and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.
     (j) Neither Sims nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in the two years prior to the date of this Agreement.
     Section 5.12 Employee Benefit Matters.
     (a) Sims has made available to MMI correct and complete copies of each plan, program or arrangement constituting an Employee Welfare Benefit Plan or an Employee Pension Benefit Plan, and each other employee benefit plan, program or arrangement or employment practice (including each employment agreement, severance agreement, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, “Rabbi” trust, bonus program, stock purchase, restricted stock or stock unit plan, phantom stock plan, stock appreciation rights plan, hospitalization, medical or heath plan, life insurance plan, voluntary employee benefit association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, or plan providing benefits or payments to employees in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of Sims or any of its Subsidiaries) maintained by Sims or any of its Subsidiaries with respect to any of its current or former directors, officers or employees with respect to which Sims or any of its Subsidiaries has any material liabilities, contingent or otherwise (collectively, the “Sims Plans”); provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Sims Plan” for these purposes.

     (b) With respect to each Sims Plan and except for matters which would not, individually or in the aggregate, reasonably be expected to have a Sims Material Adverse Effect:
     (i) such Sims Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable laws;
     (ii) all required reports and descriptions required under applicable law have been filed or distributed appropriately with respect to such Sims Plan;
     (iii) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid in respect of each such Sims Plan and all contributions for any period ending on or before the Effective Time that are not yet due have been paid in respect of each such Sims Plan or accrued in accordance with the past custom and practice of Sims. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Sims Plan;
     (iv) each Sims Plan that is intended to be qualified under Section 401(a) of the Code or to receive favorable tax or other treatment under applicable law has received a favorable determination letter from the Internal Revenue Service that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a) or has received proper evidence from the appropriate governmental entity to the effect that such plan will receive such favorable tax or other treatment under applicable law. To Sims’s knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Sims Plan or trust or which would result in the loss of any other such favorable tax or other treatment under applicable law;
     (v) the market value of assets under each such Sims Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan and a “defined benefit plan” (as defined in Section 3(35) of ERISA) equals or exceeds the value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension benefit plan terminating on the date for determination;
     (v) Sims has made available to MMI accurate and complete copies of all actuarial reports, appraisals and other documents in its possession relating to the funding of such Sims Plans;
     (vi) Sims has made available to MMI correct and complete copies of the plan documents for the Sims Plan;
     (vii) neither Sims nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any addition material employee benefit plan or to materially modify or change any Sims Plan affecting any employee or terminated employee of Sims or any of its Subsidiaries.
     (c) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that Sims or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes,

ever has contributed or ever has been required to contribute, and except for matters which would not, individually or in the aggregate, have a Sims Material Adverse Effect:
     (i) Sims has no liability with respect to any such Employee Pension Benefit Plan (other than any Multiemployer Plan) which is a defined benefit plan (as defined in Section 3(35) of ERISA and has been;
     (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) violations of applicable law with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to Sims’s knowledge, threatened; and
     (iii) none of Sims or any of its Subsidiaries has incurred, and Sims has no reason to expect that Sims or any of its Subsidiaries will incur, any material liability to any government entity or agency (other than premium payments) with respect to any such Employee Pension Benefit Plan.
     (d) Neither Sims nor any of its Subsidiaries contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or any Other Collectively Bargained Plan or has any liability (including withdrawal liability) under any Multiemployer Plan or Other Collectively Bargained Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan or other collective bargained plan set forth in the Sims Disclosure Letter. To Sims’ knowledge, the withdrawal liability under all Multiemployer Plans and Other Collectively Bargained Plans to which Sims or any of its Subsidiaries contributes would not produce a Sims Material Adverse Effect if triggered simultaneously as of the date of this Agreement.
     (e) Neither Sims nor any of its Subsidiaries maintains or ever has maintained, or contributes, ever has contributed or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).
     (f) No Sims Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Sims Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).
     Section 5.13 Environmental Matters. With respect to the current and former operations and properties of Sims and its Subsidiaries and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect (a) to the knowledge of Sims, Sims and its Subsidiaries have complied in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (b) to the knowledge of Sims, neither Sims nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any Environmental Law, (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by Sims or any of its Subsidiaries since June 30, 2004, (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to Sims’s knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting Sims or any of its Subsidiaries and (e) to the knowledge of Sims, no changes or alterations in the practices or operations of Sims or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit Sims and its Subsidiaries to continue to comply with all applicable Environmental Laws.
     Section 5.14 Title. Sims and its Subsidiaries now have and at the Effective Time will have good and marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) other similar common law or statutory Liens that do not materially affect the value of the property so subject or the usefulness thereof to Sims and its Subsidiaries, (d) Liens securing rental payments under capital lease arrangements, (e) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the real property owned or leased by Sims and its Subsidiaries that do not individually or in the aggregate materially impair the current use or value of any parcel of such real property or (f) for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.
     Section 5.15 Intellectual Property Matters. Except for matters which would not, individually or in the aggregate, have a Sims Material Adverse Effect (a) Sims and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all material items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted, (b) neither Sims nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any material interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party and (iii) to Sims’s knowledge, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Intellectual Property rights of Sims or any of its Subsidiaries.
     Section 5.16 Labor Matters. There are no controversies pending or, to Sims’s knowledge, threatened between Sims or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have or be reasonably likely to have a Sims Material Adverse Effect. Sims is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Sims or any of its Subsidiaries. Sims has made available to MMI accurate and complete copies of all material employment, severance and other agreements with its senior officers. To Sims’s knowledge as of the date of this Agreement, no executive, key employee or group of employees of Sims and its Subsidiaries has any plan to terminate employment with Sims and its Subsidiaries.
     Section 5.17 Brokers’ Fees. Except for the fees and expenses payable by Sims to UBS Investment Bank, neither Sims nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE 6
COVENANTS
     Section 6.1 General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
     Section 6.2 Notices and Consents.
     (a) Each of the parties prior to the Closing Date will give all notices to third parties and governmental entities and will use its reasonable best efforts to obtain all governmental and material third party consents and approvals that are required in connection with the transactions contemplated by this Agreement.

     (b) In furtherance and not in limitation of the foregoing, each of the parties agrees to (i) file a Notification and Report Form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act as promptly as practicable, and in any event within 10 Business Days following the execution and delivery of this Agreement, (ii) file as promptly as practicable any filings required under the Non-US Competition Laws, (iii) if so requested in writing by Sims or MMI, file as promptly as practicable with CFIUS a notice with respect to the transactions contemplated by the Agreement pursuant to the Exon-Florio Provisions, and (iv) use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or early termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act, any applicable Non-US Competition Laws and the Exon-Florio Provisions, and to make all further filings pursuant thereto that may be necessary, proper or advisable.
     (c) Each party will, in connection with the efforts referenced in Section 6.2(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the FTC, the DOJ, CFIUS (if applicable) or any other U.S. or foreign governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Agreement and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, CFIUS (if applicable) or any other U.S. or foreign governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, CFIUS (if applicable) or such other applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with applicable law.
     (d) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.2(b) and 6.2(c), each party will use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under the HSR Act, the Exon-Florio Provisions (if applicable) or any applicable Non-US Competition Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each party will cooperate with the other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (e) Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Sims or MMI to consummate the Merger, Sims or MMI will not be required to enter into any agreement, consent decree, mitigation agreement or other commitment requiring Sims or MMI or any of their respective Subsidiaries to divest or hold separate assets that would reduce by 5% or more the aggregate tonnage of ferrous scrap processed, on an annualized basis, by the parties and their Subsidiaries, taken as a whole, as compared with the operations of the parties and their Subsidiaries for the 12 months ended June 30, 2007, or to take any other action (including in relation to the MMI assets or business after the Closing Date) that would have a material adverse effect on the business, financial condition, operations or results of operation of Sims or MMI and their respective

Subsidiaries, in each case, taken as a whole, or on the ability of MMI or Sims to consummate the Merger or perform their respective obligations under this Agreement.
     Section 6.3 Carry on in Regular Course. Except as expressly contemplated by this Agreement or otherwise disclosed in the MMI Disclosure Letter or the Sims Disclosure Letter, from and after the date of this Agreement through the Closing Date, each of MMI and Sims will, and will cause each of its respective Subsidiaries to, conduct its operations in accordance with its ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or otherwise disclosed in the MMI Disclosure Letter or the Sims Disclosure Letter, neither MMI nor Sims will, and, where applicable, will not cause or permit any of its respective Subsidiaries to:
     (a) amend the organizational documents of Sims or MMI or amend the organizational documents of any of their respective Subsidiaries if such amendment would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;
     (b) authorize or effect any stock split or combination or reclassification of shares of capital stock of Sims or MMI or authorize or effect any stock split or combination or reclassification of shares of the capital stock of any of their respective Subsidiaries if such action would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;
     (c) repurchase, redeem or otherwise acquire for value any shares of the capital stock, or any other securities exercisable or exchangeable for or convertible into shares of capital stock of Sims or MMI, or declare or pay any dividend or distribution with respect to the capital stock of Sims or MMI, except for (i) in the case of MMI, regular quarterly cash dividends in an amount per share not exceeding the amount of the most recently quarterly dividend paid by MMI, and (ii) in the case of Sims, regular half yearly cash dividends in an amount per share not exceeding the amount of the most recently half yearly dividend paid by Sims;
     (d) issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options and the issuance of shares pursuant to the Sims Employee Plans or Sims’s dividend reinvestment plan) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock,;
     (e) merge or consolidate with any entity if the same would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;
     (f) sell, lease or otherwise dispose of any of its capital assets, including any shares of the capital stock of any of its Subsidiaries, if the same would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;
     (g) liquidate, dissolve or effect any recapitalization or reorganization in any form if the same would have a Sims Material Adverse Effect or MMI Material Adverse Effect;
     (h) acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture if the business or joint venture interest acquired would have a fair market value, as determined in good faith by the board of directors of Sims or MMI, as applicable, in excess of US$50 million in the aggregate;
     (i) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than indebtedness existing as of the date of this Agreement and other indebtedness incurred in the ordinary course of business, consistent with past practice;
     (j) create, incur, assume or suffer to exist any Lien affecting any of its material assets or properties other than in the ordinary course of business, consistent with past practice;

     (k) except as required as the result of changes in United States or Australian generally accepted accounting principles, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;
     (l) except as required under the terms of any collective bargaining agreement in effect as of the date of this Agreement or in the ordinary course of business, consistent with past practice, grant any general or uniform increase in the rates of pay of its employees or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment;
     (m) except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement or in ordinary course of business, consistent with past practice, increase the compensation payable or to become payable to officers, salaried employees or agents with a base salary in excess of US$150,000 per year or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents;
     (n) make any material Tax election or settle or compromise any material Tax liability;
     (o) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected or reserved for in its consolidated financial statements or otherwise incurred in the ordinary course of business, consistent with past practice;
     (p) settle or compromise any material pending or threatened suit, action or proceeding; or
     (q) commit to do any of the foregoing.
     Section 6.4 Preservation of Organization. Except as otherwise contemplated by this Agreement, each of MMI and Sims will, and will cause each of its respective Subsidiaries to, use its reasonable best efforts in the ordinary course of business, consistent with past practice, to preserve its business organization intact, to keep available after the Closing Date the services of its present officers and employees and to preserve its present relationships with suppliers and customers and others with which it has business relations.
     Section 6.5 Full Access. Each of MMI and Sims will permit representatives of the other party to have full access at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to it and its respective Subsidiaries. Without limiting the generality of the foregoing, each of MMI and Sims acknowledges and agrees that the other party and its representatives and agents may with reasonable prior notice conduct customary environmental assessments of the real property and facilities owned or leased by such party and its respective Subsidiaries.
     Section 6.6 Notice of Developments; SEC and ASX Filings.
     (a) MMI and Sims will each give prompt oral and written notice to the other party of any material development affecting it or any of its respective Subsidiaries, including any change or event having, or which would reasonably be expected to have, a MMI Material Adverse Effect or Sims Material Adverse Effect, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein, or of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement; provided that any noncompliance with the foregoing will not constitute the failure to be satisfied of a condition set forth in Article 7 or give rise to any right of termination under Article 8 unless the underlying breach will independently constitute such a failure or give rise to such a right. No such notice will be deemed to have amended any of the disclosures set forth in the MMI Disclosure Letter or the Sims Disclosure Letter, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.
     (b) MMI and Sims will file all reports required to be filed by each of them with the SEC and the ASX between the date of this Agreement and the Effective Time and will deliver to the other party copies of all such reports promptly after the same are filed. Each of MMI and Sims will be permitted, to the extent practicable, to review in advance and consult with each other with respect to all the information relating to the other party, and any of its respective Subsidiaries, which appears in any such filing, in each case subject to applicable laws relating to the exchange of information.
     Section 6.7 Acquisition Proposals Relating to MMI.
     (a) MMI and each of its Subsidiaries, and each of their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives, will immediately cease any discussions or negotiations presently being conducted with respect to any MMI Acquisition Proposal. MMI and its Subsidiaries will not and will use their reasonable best efforts to cause their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives not to, directly or indirectly (i) initiate, solicit or take any action to facilitate or encourage any inquiries with respect to, or the making of, any MMI Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any MMI Acquisition Proposal, (iii) effect any MMI Change in Recommendation, (iv) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of MMI Common Stock by any party other than Sims or (v) propose publicly or agree to do any of the foregoing related to any MMI Acquisition Proposal. MMI will be responsible for any breach of the provisions of this Section 6.7 by any director, officer, employee, financial advisor, attorney, accountants, consultant or other agent, advisor or representative of MMI or any of its Subsidiaries.
     (b) Notwithstanding anything to the contrary contained in this Section 6.7, subject to providing Sims with not less than 48 hours prior written notice of any such action, MMI may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written MMI Acquisition Proposal after the date of this Agreement and on or prior to the date of the MMI Stockholder Approval (the “Applicable Period”) if (i) the board of directors of MMI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such MMI Acquisition Proposal constitutes or would be reasonably likely to result in a MMI Superior Acquisition Proposal, (ii) the board of directors of MMI determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Delaware law and (iii) prior to providing any material, non-public information regarding MMI, MMI receives from the party submitting such MMI Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to MMI than the provisions contained in the Confidentiality Agreement, dated as of April 24, 2007 (the “Confidentiality Agreement”), between MMI and Sims and which permits MMI to perform and comply with its obligations under this Agreement.
     (c) Notwithstanding anything to the contrary contained in this Section 6.7, (i) if at any time during the Applicable Period and after receipt of a MMI Superior Acquisition Proposal the board of directors of MMI, in the exercise of its fiduciary duties, determines in good faith after consultation with outside legal counsel that to do otherwise would be reasonably likely to result in a breach of its fiduciary duties under Delaware law, the board of directors of MMI may effect a MMI Change in Recommendation and (ii) the board of directors of MMI may terminate this Agreement in accordance with Section 8.1(f)(iii) if (A) MMI has received an unsolicited written MMI Acquisition Proposal during the Applicable Period, (B) the Applicable Period has not expired prior to the date of termination, (C) the board of directors of MMI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such MMI Acquisition Proposal constitutes a MMI Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Sims in accordance with Section 6.7(d)) and (D) the board of directors of MMI determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Delaware law.
     (d) MMI will provide Sims with not less than 168 hours prior written notice of its determination to take any action referred to in Section 6.7(c). With respect to the action referred to in Section 6.7(c)(i), MMI’s notice will set forth the reasons for such action. With respect to the actions referred to in Section 6.7(c)(ii), MMI’s notice will include the identity of the acquiring party, a copy of the most recent version of any written agreement relating to the MMI Superior Acquisition Proposal resulting in the such proposed termination of this Agreement, and copies of all related resolutions of the board of directors of MMI. If requested by Sims after the delivery of such notice, MMI, together with its legal and financial advisors, will engage in reasonable, good faith negotiations with Sims regarding any modifications to the terms and conditions of this Agreement proposed by Sims. If Sims proposes any such modifications to the terms and conditions of this Agreement prior to the expiration of the 168 hour period following delivery of MMI’s notice, MMI may not take any action referred to in Section 6.7(c) unless and until the board of directors of MMI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that the MMI Acquisition Proposal resulting in the proposed Changed in MMI Recommendation or termination pursuant to Section 6.7(c) continues to constitute a MMI Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed by Sims in accordance with this Section 6.7(d). If any material modifications are made to the terms and conditions of any MMI Acquisition Proposal after the date notice thereof is provided by MMI to Sims pursuant to this Section 6.7(d), then MMI will again be required to comply with the provisions of this Section 6.7(d) with respect to such modified MMI Acquisition Proposal; provided that notice periods with respect to any such modified MMI Acquisition Proposals will be 96 hours in lieu of 168 hours.
     (e) MMI will within 24 hours after its receipt of any MMI Acquisition Proposal provide Sims with a copy of such MMI Acquisition Proposal or, in connection with any non-written MMI Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such MMI Acquisition Proposal, including the identity of the acquiring party. MMI will promptly inform Sims of the status and content of any discussions or negotiations involving any MMI Acquisition Proposal. In connection with any determination by the board of directors of MMI that a MMI Acquisition Proposal constitutes or would be reasonably likely to result in a MMI Superior Acquisition Proposal, MMI will within 24 hours after the making of such determination provide Sims with copies of all related resolutions of the board of directors of MMI. If MMI provides any non-public information to any party submitting a MMI Acquisition Proposal that has not previously been provided to Sims, MMI will use its reasonable best efforts to provide a copy of such information to Sims simultaneously, and in any event such information will be provided by MMI to Sims within 24 hours after the time it is first provided to such other party.
     (f) Nothing in this Section 6.7 will prevent the board of directors of MMI from taking, and disclosing to MMI’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act with respect to any unsolicited tender offer publicly announced during the Applicable Period. Notwithstanding any other provision of this Agreement, no disclosure that the board of directors of MMI may determine, after consultation with and on advice to such effect from counsel, is required to make under applicable law will constitute a violation of this Agreement.
     (g) The term “MMI Acquisition Proposal” as used in this Agreement means any bona fide proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of all or a material portion of the assets of, or any material equity interest in, MMI and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving MMI or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, MMI and its Subsidiaries. For purposes of the definition of MMI Acquisition Proposal, a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 20% of the assets of, or equity interest in, MMI and its Subsidiaries, taken as a whole.
     (h) The term “MMI Superior Acquisition Proposal” as used in this Agreement means an unsolicited written MMI Acquisition Proposal that the board of directors of MMI determines in good faith after consultation with outside legal and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by the board of directors, including among other matters all of the terms and conditions of the MMI Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, (ii) if providing for the payment of cash to MMI or its stockholders, is supported by fully-committed financing subject to customary conditions and (iii) is more favorable to MMI and its stockholders, taken as a whole after consideration of financial and other terms, than the Merger. For purposes of the definition of MMI Acquisition Proposal as used in the definition of “MMI Superior Acquisition Proposal,” a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 50% of the assets of, or equity interest in, MMI and its Subsidiaries, taken as a whole.
     Section 6.8 Acquisition Proposals Relating to Sims.
     (a) Sims and each of its Subsidiaries, and each of their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives, will immediately cease any discussions or negotiations presently being conducted with respect to any Sims Acquisition Proposal. Sims and its Subsidiaries will not and will use their reasonable best efforts to cause their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives not to, directly or indirectly (i) initiate, solicit or take any action to facilitate or encourage any inquiries with respect to, or the making of, any Sims Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any Sims Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of Sims Ordinary Shares by any party or (iv) propose publicly or agree to do any of the foregoing related to any Sims Acquisition Proposal. Sims will be responsible for any breach of the provisions of this Section 6.8 by any director, officer, employee, financial advisor, attorney, accountants, consultant or other agent, advisor or representative of Sims or any of its Subsidiaries.
     (b) Notwithstanding anything to the contrary in this Section 6.8, subject to providing MMI with not less than 48 hours prior written notice of any such action, Sims may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written Sims Acquisition Proposal during the Applicable Period if (i) the board of directors of Sims determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such Sims Acquisition Proposal constitutes or would be reasonably likely to result in a Sims Superior Acquisition Proposal, (ii) the board of directors of Sims determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Australian law and (iii) prior to providing any material, non-public information regarding Sims, Sims receives from the party submitting such Sims Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to Sims than the provisions contained in the Confidentiality Agreement and which permits Sims to perform and comply with its obligations under this Agreement.

     (c) Notwithstanding anything to the contrary in this Section 6.8, the Sims Board may terminate this Agreement in accordance with Section 8.1(e)(iv) if (i) Sims has received an unsolicited written Sims Acquisition Proposal during the Applicable Period, (ii) the Sims Board determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such Sims Acquisition Proposal constitutes a Sims Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Sims in accordance with Section 6.8(d)) and (iii) the Sims Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Australian law.
     (d) Sims will provide MMI with not less than 168 hours prior written notice of its determination to terminate this Agreement in accordance with Section 6.8(c). Sims’s notice will include the identity of the acquiring party, a copy of the most recent version of any written agreement relating to the Sims Superior Acquisition Proposal and copies of all related resolutions of the Sims Board. If requested by MMI after the delivery of such notice, Sims, together with its legal and financial advisors, will engage in reasonable, good faith negotiations with MMI regarding any modifications to the terms and conditions of this Agreement proposed by MMI. If MMI proposes any such modifications to the terms and conditions of this Agreement prior to the expiration of the 168 hour period following delivery of MMI’s notice, MMI may not terminate this Agreement pursuant to Section 6.8(c) unless and until the board of directors of Sims determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that the Sims Acquisition Proposal resulting in the proposed termination pursuant to Section 6.8(c) continues to constitute a Sims Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed by MMI in accordance with this Section 6.8(d). If any material modifications are made to the terms and conditions of any Sims Acquisition Proposal after the date notice thereof is provided by MMI to Sims pursuant to this Section 6.8(d), then Sims will again be required to comply with the provisions of this Section 6.8(d) with respect to such modified Sims Acquisition Proposal; provided that notice periods with respect to any such modified Sims Acquisition Proposals will be 96 hours in lieu of 168 hours.
     (e) Sims will within 24 hours after its receipt of any Sims Acquisition Proposal provide MMI with a copy of such Sims Acquisition Proposal or, in connection with any non-written Sims Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such Sims Acquisition Proposal, including the identity of the acquiring party. Sims will promptly inform MMI of the status and content of any discussions or negotiations involving any Sims Acquisition Proposal. In connection with any determination by the board of directors of Sims that a Sims Acquisition Proposal constitutes or would be reasonably likely to result in a Sims Superior Acquisition Proposal, Sims will within 24 hours after the making of such determination provide MMI with copies of all related resolutions of the board of directors of Sims. If Sims provides any non-public information to any party submitting a Sims Acquisition Proposal that has not previously been provided to MMI, Sims will provide a copy of such information to MMI within 24 hours after the time it is first provided to such other party.
     (f) The term “Sims Acquisition Proposal” as used in this Agreement means any bona fide proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Sims and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving Sims, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, Sims and its Subsidiaries. For purposes of the definition of Sims Acquisition Proposal, a material portion of the assets of, or material equity interest in, Sims and its Subsidiaries will mean greater than 20% of the assets of, or equity interest in, Sims and its Subsidiaries, taken as a whole.

     (g) The term “Sims Superior Acquisition Proposal” as used in this Agreement means an unsolicited written Sims Acquisition Proposal that the board of directors of Sims determines in good faith after consultation with outside legal and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by the board of directors, including among other matters all of the terms and conditions of the Sims Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, (ii) if providing for the payment of cash to Sims or its shareholders, is supported by fully-committed financing subject to customary conditions and (iii) is more favorable to Sims and its stockholders, taken as a whole after consideration of financial and other terms, than the Merger. For purposes of the definition of Sims Acquisition Proposal as used in the definition of “Sims Superior Acquisition Proposal,” a material portion of the assets of, or material equity interest in, Sims and its Subsidiaries will mean greater than 50% of the assets of, or equity interest in, Sims and its Subsidiaries, taken as a whole.
     Section 6.9 Indemnification.
     (a) From and after the Closing Date, Sims, subject to the limits imposed by the Corporations Act, will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and executive officers of MMI and its Subsidiaries (collectively, the “Indemnified Parties”) from and against all losses, claims, damages and expenses (including reasonable attorney’s fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Closing Date to the same extent and subject to the same terms and conditions (including with respect to the advancement of expenses) provided in MMI’s certificate of incorporation and bylaws as in effect as of the date of this Agreement.
     (b) Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party.
     (c) For a period of six years after the Closing Date, Sims will use its reasonable best efforts to cause to be maintained in effect the policies of directors and officers liability insurance currently maintained by MMI with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Closing Date. Sims may at its discretion substitute for such policies currently maintained by MMI directors and officers liability insurance policies with reputable and financially sound carriers providing for substantially similar coverage. Notwithstanding the provisions of this Section 6.9(c), Sims will not be obligated to make annual premium payments with respect to such policies of insurance to the extent such premiums exceed 200% of the annual premiums paid by MMI as of the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, Sims will maintain the most advantageous policies of directors and officers liability insurance obtainable for an annual premium equal to the foregoing amount.
     (d) The provisions of this Section 6.9 are intended for the benefit of and will be enforceable by each Indemnified Party and his or her heirs, executors and legal representatives.
     Section 6.10 Public Announcements. Sims and MMI will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement and, except as may be required by applicable law or by the rules and regulations of the New York Stock Exchange or the ASX, will not issue any such press release or make any such announcement prior to such consultation.

     Section 6.11 Actions Regarding Antitakeover Statutes. If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the board of directors of MMI will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.
     Section 6.12 Standstill Provisions.
     (a) The restrictions on Sims and the Acquisition Corporation contained in seventh paragraph of the Confidentiality Agreement (a) are hereby waived by MMI to the extent reasonably required to permit Sims and the Acquisition Corporation to comply with their obligations or enforce their rights under this Agreement and (b) if requested in writing by Sims, will be waived by MMI from and after the termination of this Agreement if as of the date of termination of this Agreement any party has outstanding a MMI Acquisition Proposal; provided that for purposes of the definition of MMI Acquisition Proposal in this Section 6.12(a), a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 50% of the assets of, or equity interests in, MMI and its Subsidiaries, taken as a whole.
     (b) If requested in writing by MMI, the restrictions on MMI contained in seventh paragraph of the Confidentiality Agreement will be waived by Sims from and after the termination of this Agreement if as of the date of termination of this Agreement any party has outstanding a Sims Acquisition Proposal; provided that for purposes of the definition of Sims Acquisition Proposal in this Section 6.12(b), a material portion of the assets of, or material equity interest in, Sims and its Subsidiaries will mean greater than 50% of the assets of, or equity interests in, Sims and its Subsidiaries, taken as a whole.
     (c) The Confidentiality Agreement will terminate as of the Effective Time.
     Section 6.13 Affiliate Letters. Promptly following the date of this Agreement, MMI will deliver to Sims a list of the names and addresses of those persons who were, in MMI’s reasonable judgment, “affiliates” of MMI within the meaning of Rule 145(c) under the Securities Act as of the record date for MMI Stockholders Meeting. MMI will use its reasonable best efforts to deliver to Sims a letter, in form and substance reasonably satisfactory to Sims, from each person identified in the foregoing list containing an agreement by such person to comply with the provisions of Rule 145 with respect to all shares of Sims Common Stock acquired by such person pursuant to the Merger. Sims will be entitled to place appropriate legends on the certificates evidencing the Sims ADSs issued to persons delivering such letters and to issue stop transfer instructions to the transfer agent for the Sims ADSs consistent with the terms of such letters.
     Section 6.14 Preservation of Tax Treatment. From and after the date of this Agreement through the Closing Date, neither Sims nor MMI, nor any of their respective Subsidiaries, will knowingly take or omit to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
     Section 6.15 Post-Merger Corporate Governance.
     (a) As of the Effective Time, the number of directors comprising the board of directors of Sims (the “Sims Board”) will be established at 12 and the following individuals, to be designated by Sims, MMI and Mitsui Materials Development Pty Limited, a corporation organized under the laws of New South Wales, Australia (“Mitsui”), prior to the Effective Time, will be elected or appointed to the Sims Board:
     (i) four non-executive directors to be designated by MMI;
     (ii) three non-executive directors to be designated by Sims;

     (iii) two directors to be designated by Mitsui (one of whom will be independent of Mitsui for purposes of ASX Corporate Governance Guidelines); and
     (iv) Jeremy L. Sutcliffe, Daniel W. Dienst and Ross B. Cunningham.
     (b) The members of the Sims Board will serve three-year terms and will thereafter be eligible for reelection to three-year terms in accordance with the Listing Rules on a rotation basis as set forth on Exhibit B.
     (c) Sims will procure that the members of the Sims Board will recommend the election of three of the four designees of MMI appointed under Section 6.15(a)(i) at the first annual general meeting of Sims after the Effective Time (unless Sims obtains a written opinion from Queen’s Counsel or Senior Counsel practicing in the field of corporate law in Australia to the effect that the directors of Sims recommending such nominee for re-election as a director of Sims would be in breach of their fiduciary or statutory duties). Further, if any of the designees of MMI appointed under Section 6.15(a)(i) to the Sims Board vacate their seat (whether due to removal, resignation or death) prior to the first annual general meeting of Sims after the Effective Time, the remaining designees of MMI appointed under Section 6.15(a)(i) will have the exclusive authority to nominate individuals to fill such vacant seats, subject only to such nominees being reasonably acceptable to the Nomination Committee of the Sims Board.
     (d) Sims will be entitled to designate Paul Mazoudier, or upon his unavailability to serve for any reason, one of the other directors designated by Sims pursuant to Section 6.15(a)(ii), to serve as the non-executive chairman of the Sims Board as of the Effective Date. The initial term of the chairman so designated will expire as of the date of the first meeting of the board of directors of Sims following Sims’s annual general meeting of stockholders in or around November 2009.
     (e) In the event that Ross B. Cunningham’s employment with Sims ceases, the director seat formerly occupied by Mr. Cunningham will be eliminated and the number of directors comprising the Sims Board will be reduced accordingly. No other changes in the size or composition of the Sims Board will be made in connection with Mr. Cunningham’s employment ceasing.
     (f) If, in accordance with the arrangements between Sims and Mitsui, Mitsui ceases to be entitled to designate one or both of the Sims directors it is entitled to designate as of the date of this Agreement, the director seat or seats formerly occupied by the Mitsui representative or representatives designated pursuant to Section 6.15(a)(iii) will be eliminated and the number of directors comprising the Sims Board will be reduced accordingly. No other changes in the size or composition of the Sims Board will be made upon the occurrence of any such events.
     (g) As of the Effective Time, the committees of the Sims Board will have the members set forth on Exhibit C.
     (h) At the Effective Time, Daniel W. Dienst will hold the position of chief executive officer of Sims and Robert C. Larry will hold the position of chief financial officer of Sims. If Mr. Dienst is unable or unwilling to hold the office set forth above, his successor will be selected by the Sims Board in accordance with Article 24 of the constitution of Sims. If Mr. Larry is unable or unwilling to hold the office set forth above, his successor will be selected by the Sims Board in accordance with the Board Charter of Sims.
     (i) No person named in this Section 6.15 will be deemed to be a third party beneficiary of this Agreement or have any rights or obligations hereunder.
     (j) Each of Sims and MMI will take such actions as may reasonably be deemed by either of them to be necessary or advisable to give effect to the provisions set forth in this Section 6.15, including the change of Sims Board policies prior to the Effective Time.

     Section 6.16 Corporate Headquarters. From and after the Closing Date, the corporate headquarters of Sims and its Subsidiaries will be located in New York, New York and the operational headquarters of Sims and its Subsidiaries will be located in Chicago, Illinois. The Sims Board may change the corporate headquarters or operational headquarters of Sims and its Subsidiaries from time to time after the Closing Date.
     Section 6.17 Change in Corporate Name. Sims will seek shareholder approval at its next annual general meeting of shareholders after the Closing Date to amend its constitution to change its corporate name to “Sims Metal Management Limited” Until such approval is obtained, or if such approval is not obtained, Sims will operate under the “Sims Metal Management Limited” trade name.
     Section 6.18 MMI Employee Matters.
     (a) For the period which starts at the Effective Time and ends on June 30, 2008, except as may be determined by the chief executive officer of Sims in his reasonable discretion, Sims will, or Sims will cause MMI to, preserve the bonus opportunities for those MMI employees who had such opportunities immediately before the Effective Time at levels which are no less than the level of their opportunities immediately before the Effective Time.
     (b) For the period which starts at the Effective Time and ends on June 30, 2009, except as may be determined by the chief executive officer of Sims in his reasonable discretion, Sims will, or Sims will cause MMI to, (i) continue to provide benefits pursuant to the terms of each MMI Plan which is an Employee Welfare Benefit Plan and each MMI Plan which is an Employee Pension Benefit Plan as in effect at the Effective Time except to the extent, and then only to the extent, that an amendment is required to satisfy the requirements of applicable law or (ii) provide on a plan-by-plan basis benefits which are at least as favorable to MMI employees who continue to work for Sims or MMI after the Effective Time as the benefits provided immediately before the Effective Time under each MMI Plan which is an Employee Welfare Benefit Plan and each MMI Plan which is an Employee Pension Benefit Plan.
     (c) Sims will, or Sims will cause MMI to, grant credit for their time of employment by MMI to those MMI employees who continue after the Effective Time to work for Sims or MMI under all employee benefit plans, programs and policies, including vacation and severance pay plans, programs and policies, in which such employees after the Effective Time are eligible to participate for all purposes so that there is no loss of credit for their time of employment by MMI; provided that neither Sims nor MMI will be required under this Section 6.18(c) to grant such credit for the accrual of benefits under a defined benefit plan (as defined in Section 3(35) of ERISA) unless otherwise required by applicable law.
     (d) Sims will, or Sims will cause MMI to, continue to honor MMI’s obligations under the arrangements shown on Section 6.18(d) of the MMI Disclosure Letter.
     (e) As of the Effective Time, all vesting conditions with respect to all outstanding MMI Stock Options and all outstanding grants of restricted shares of MMI Common Stock pursuant to the MMI Stock Plans will be deemed to have been fully satisfied and all such MMI Stock Options and grants of restricted shares will be deemed to be fully vested.
     (f) This Section 6.18 will not confer any rights or remedies upon any person or entity other than Sims, the Acquisition Corporation and MMI and their respective successors and permitted assigns.

ARTICLE 7
CONDITIONS TO THE CONSUMMATION OF THE MERGER
     Section 7.1 Conditions to the Obligations of Each Party. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
     (a) MMI will have obtained the MMI Stockholder Approval;
     (b) the Registration Statement will have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness will have been issued and remain in effect, and Sims will have received all state securities law authorizations necessary to issue the Sims ADSs pursuant to the Merger;
     (c) the Sims ADSs to be issued to the stockholders of MMI pursuant to the Merger will have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance;
     (d) all applicable waiting periods under the HSR Act and the Non-US Competition Laws set forth in the MMI Disclosure Letter and Sims Disclosure Letter will have terminated or expired and, if a filing with CFIUS is made in accordance with Section 6.2(b), the period of time for any applicable review process under the Exon-Florio Provisions will have expired, without any action being taken to prevent the consummation of the Merger;
     (e) all other consents, authorizations, orders and approvals of or filings with any governmental commission, board or other regulatory authority required in connection with the consummation of the transactions contemplated by this Agreement will have been obtained or made, except where the failure to obtain or make such consent, authorization, order, approval or filing would not, from and after the Closing Date, have a MMI Material Adverse Effect or a Sims Material Adverse Effect; and
     (f) none of the parties will be subject to any judgment, decree, order or injunction of a court of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.
     Section 7.1 Conditions to the Obligation of MMI. The obligation of MMI to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
     (a) the representations and warranties of Sims set forth in Section 5.4 will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct in all material respects as of such date);
     (b) each of the other representations and warranties of Sims set forth in Section 5 (read without any materiality or material adverse effect qualifications, other than the representation and warranty set forth in Section 5.8, which will be read with a material adverse effect qualification) will be true and correct of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct as of such date), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect;

     (c) each of Sims and the Acquisition Corporation will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date (or will have cured in all material respects any failure to so perform and comply at or prior to the Closing Date);
     (d) MMI will have received a certificate, dated as of the Closing Date, executed by the chief executive officer and chief financial officer of Sims confirming that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied as of the Closing Date; and
     (e) MMI will have received the opinion of King & Spalding LLP, counsel to MMI, dated as of the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Sims, the Acquisition Corporation and MMI will qualify as parties to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may rely upon certificates of officers of Sims, the Acquisition Corporation, MMI or others.
     Section 7.2 Conditions to the Obligation of Sims and the Acquisition Corporation. The obligation of Sims and the Acquisition Corporation to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
     (a) the representations and warranties of MMI set forth in Section 4.4 will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct in all material respects as of such date);
     (b) each of the other representations and warranties of MMI set forth in Section 4 (read without any materiality or material adverse effect qualifications, other than the representation and warranty set forth in Section 4.8, which will be read with a material adverse effect qualification) will be true and correct of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct as of such date), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect;
     (c) MMI will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date (or will have cured in all material respects any failure to so perform and comply at or prior to the Closing Date); and
     (d) Sims will have received a certificate, dated as of the Closing Date, executed by the chief executive officer and chief financial officer of MMI confirming that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied as of the Closing Date.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of MMI Stockholder Approval):
     (a) with the written consent of Sims and MMI;

     (b) by either Sims or MMI, upon delivery of written notice to the other party, if any court of competent jurisdiction or other governmental agency has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action is or has become nonappealable;
     (c) by either Sims or MMI, upon delivery of written notice to the other party, if the Merger has not been consummated on or before March 31, 2008 (the “End Date”), unless the failure of the Merger to have been consummated on or prior to the End Date results primarily from the failure of the party seeking to terminate this Agreement to perform its obligations hereunder;
     (d) by either Sims or MMI, upon delivery of written notice to the other party, if (i) at the MMI Stockholder Meeting (or any adjournment or postponement thereof) the MMI Stockholder Approval has not been obtained or (ii) at the Sims AGM (or any adjournment or postponement thereof) the Sims AGM Approval has not been obtained;
     (e) by Sims, upon delivery of written notice to MMI:
     (i) if MMI’s board of directors has effected a MMI Change in Recommendation;
     (ii) if MMI (directly or through any director, officer, employee, financial advisor, attorney, accountant, consultant or other agent, advisor or representative of MMI or any of its Subsidiaries) materially breaches any of the provisions of Section 2.1(a), (b) or (e) or Section 6.7;
     (iii) if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement (other than Section 2.1(a), (b) or (e) or Section 6.7) on the part of MMI has occurred that (A) would cause the conditions set forth in Sections 7.3(a), (b) or (c) not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being so cured, has not been cured by MMI within 30 days following receipt by MMI of written notice of such breach or failure from Sims;
     (iv) immediately prior to it entering into a definitive agreement with respect to a Sims Superior Acquisition Proposal; provided that (A) Sims has not materially violated the provisions of Section 6.8 with respect to such Sims Superior Acquisition Proposal, (B) the board of directors of Sims has determined to terminate this Agreement in accordance with Section 6.8(c) and has authorized Sims to enter into a definitive agreement with respect to such Sims Superior Acquisition Proposal (subject to the termination of this Agreement), (C) immediately prior to the termination of this Agreement Sims pays to MMI the Sims Termination Fee in accordance with Section 8.3(b) and (D) immediately after the termination of this Agreement, Sims enters into the definitive agreement with respect to such Sims Superior Acquisition Proposal; or
     (v) if Daniel W. Dienst ceases for any reason to continue to serve as the chief executive officer of MMI; or
     (f) by MMI, upon delivery of written notice to Sims:
     (i) if Sims (directly or through any director, officer, employee, financial advisor, attorney, accountant, consultant or other agent, advisor or representative of Sims or any of its Subsidiaries) materially breaches any of the provisions of Section 2.2 or Section 6.8;
     (ii) if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement (other than Section 2.2 or Section 6.8) on the part of Sims has occurred that (A) would cause the conditions set forth in Sections 7.2(a), (b) or (c) not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being so cured, has not been cured by Sims within 30 days following receipt by Sims of written notice of such breach or failure from MMI; or
     (iii) immediately prior to it entering into a definitive agreement with respect to a MMI Superior Acquisition Proposal; provided that (A) MMI has not materially violated the provisions of Section 6.7 with respect to such MMI Superior Acquisition Proposal, (B) the board of directors of MMI has determined to terminate this Agreement in accordance with Sections 6.7(c) and (d) and has authorized MMI to enter into a definitive agreement with respect to such MMI Superior Acquisition Proposal (subject to the termination of this Agreement), (C) immediately prior to the termination of this Agreement MMI pays to Sims the MMI Termination Fee in accordance with Section 8.3(a) and (D) immediately after the termination of this Agreement, MMI enters into the definitive agreement with respect to such MMI Superior Acquisition Proposal.
     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and will be deemed to have terminated without liability to any party (or any stockholder, director, officer, employee, agent or representative of any party); provided that (a) the provisions of the Confidentiality Agreement, this Section 8.2 and Sections 8.3, 9.11, 9.12 and 9.13 of this Agreement will continue in full force and effect notwithstanding such termination and (b) if such termination results from the willful and material failure by any party to perform any covenant or agreement in this Agreement, including in the case of MMI any MMI Change in Recommendation effected by the board of directors of MMI other than in accordance with Section 6.7, such party will be fully liable for any and all damages suffered or incurred by the other party as a result of such failure.
     Section 8.3 Fees and Expenses.
     (a) MMI will pay Sims, by wire transfer of immediately available funds, the sum of US$25 million (the “MMI Termination Fee”) if this Agreement is terminated under the following circumstances:
     (i) if Sims terminates this Agreement pursuant to Section 8.1(e)(i) as a result of a MMI Change in Recommendation effected in accordance with Section 6.7, MMI will pay the MMI Termination Fee to Sims on the second Business Day after the date of such termination;
     (ii) if (A) Sims terminates this Agreement pursuant to Section 8.1(e)(iii) as a result of the failure of any of the representations and warranties of MMI set forth in this Agreement to be true and correct on and as of the date of this Agreement (or, in the case of representations and warranties that are made as of a specific date prior to the date of this Agreement, on and as of such date) and (B) any director or executive officer of MMI had actual knowledge of such failure as of the date of this Agreement, MMI will pay the MMI Termination Fee to Sims on the second Business Day after the date of such termination;
     (iii) if MMI terminates this Agreement pursuant to Section 8.1(f)(iii), MMI will pay the MMI Termination Fee to Sims immediately prior to the termination of this Agreement; or
     (iv) if (A) either Sims or MMI terminates this Agreement pursuant to Section 8.1(d)(i), (B) at any time after the date of this Agreement and prior to the MMI Stockholders Meeting, a MMI Acquisition Proposal has been publicly announced or communicated to the board of directors of MMI, or any person or entity has publicly announced a bona fide intention, whether or not conditional, to make a MMI Acquisition Proposal and (C) within 12 months after the date of such termination, MMI enters into a definitive agreement with respect to a MMI Acquisition Proposal or a MMI Acquisition Proposal is consummated, MMI will pay the MMI Termination Fee to Sims on the second Business Day after the date such definitive agreement is executed or the date such MMI Acquisition Proposal is consummated, whichever is earlier.

     For purposes of the definition of MMI Acquisition Proposal in Section 8.3(a)(iv), a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 50% of the assets of, or equity interests in, MMI and its Subsidiaries, taken as a whole.
     (b) Sims will pay MMI, by wire transfer of immediately available funds, the sum of US$25 million (the “Sims Termination Fee”) if this Agreement is terminated under the following circumstances:
     (i) if (A) MMI terminates this Agreement pursuant to Section 8.1(f)(ii) as a result of the failure of any of the representations and warranties of Sims set forth in this Agreement to be true and correct on and as of the date of this Agreement (or, in the case of representations and warranties that are made as of a specific date prior to the date of this Agreement, on and as of such date) and (B) any director or executive officer of Sims had actual knowledge of such failure as of the date of this Agreement, Sims will pay the Sims Termination Fee to MMI on the second Business Day after the date of such termination; or
     (ii) if Sims terminates this Agreement pursuant to Section 8.1(e)(iv), Sims will pay the Sims Termination Fee to MMI immediately prior to the termination of this Agreement.
     (c) If Sims terminates this Agreement pursuant to Section 8.1(e)(iii) and Sims is not entitled to received the MMI Termination Fee, MMI will reimburse Sims, not later than two Business Days after submission of statements therefor, for up to an aggregate of US$10 million of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses, printing and mailing expenses, advertising expenses, and HSR and other filing fees) incurred by Sims and its Subsidiaries in connection with the transactions contemplated by this Agreement.
     (d) If MMI terminates this Agreement pursuant to Section 8.1(f)(ii) and MMI is not entitled to received the Sims Termination Fee, Sims will reimburse MMI, not later than two Business Days after submission of statements therefor, for up to an aggregate of US$10 million of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses, printing and mailing expenses, advertising expenses, and HSR and other filing fees) incurred by MMI and its Subsidiaries in connection with the transactions contemplated by this Agreement.
     (e) Each of Sims and MMI will bear 50% of the HSR Act filing fee and other antitrust filing fees arising in connection with the transactions contemplated by this Agreement and 50% of all printing and mailing costs relating to the preparation and distribution of the Registration Statement and Proxy Statement.
     (f) Except as specifically provided in this Section 8.3, each party will bear its own expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.
     (g) Each party acknowledges that the agreements regarding the payment of fees and expenses contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, the other party would not have entered into this Agreement. Each party accordingly agrees that in the event the other party fails to pay promptly any amount due pursuant to this Section 8.3, such party will in addition to the payment of such amount also pay to the other party all of the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such party in the enforcement of its rights under this Section 8.3, together with interest on such amount at a rate per annum equal to the prime lending rate prevailing as such time, as published by the Wall Street Journal, from the date upon which such payment was due to and including the date of payment.

ARTICLE 9
MISCELLANEOUS
     Section 9.1 Nonsurvival of Representations. The representations and warranties contained in this Agreement will not survive the Merger or the termination of this Agreement.
     Section 9.2 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
     Section 9.3 Successors and Assigns. No party hereto may assign or delegate any of such party’s rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.
     Section 9.4 Amendment. This Agreement may be amended by the execution and delivery of an written instrument by or on behalf of Sims, the Acquisition Corporation and MMI at any time before or after the adoption of the Merger by the stockholders of MMI or the Acquisition Corporation; provided that after the date of the adoption of the Merger by the stockholders of MMI, no amendment to this Agreement will be made without the approval of stockholders of MMI to the extent such approval is required under the Delaware Act.
     Section 9.5 Extension and Waiver. At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.
     Section 9.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     Section 9.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
     Section 9.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     Section 9.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed) during normal business hours at the recipient’s location or one Business Day after the date when sent by telecopy (receipt confirmed) not during normal business hours at the recipient’s location, when sent to the recipient by email pursuant to Section 6.7 or 6.8 or otherwise during normal business hours at the recipient’s location or one Business Day after the date when sent by email not pursuant to Section 6.7 or 6.8 and not during normal business hours at the recipient’s location or three Business Days after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to Sims and MMI at the addresses indicated below:

If to Sims:
Sims Group Limited
Sims Group House
Level 6, 41 McLaren Street
North Sydney, NSW 2060
Australia
Attention:     Frank M. Moratti
                    Company Secretary and General Counsel
Facsimile: (612) 9954-9680
Email: fmoratti@au.sims-group.com
With a copy (which
will not constitute notice) to:

Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Attention:     Craig A. Roeder
                    Christopher M. Bartoli
Facsimile: (312) 698-2365
Email: craig.a.roeder@bakernet.com

If to MMI:

Metal Management, Inc.
325 North LaSalle Street
Suite 550
Chicago, Illinois 60610
Attention:     Robert C. Larry
                    Chief Financial Officer
Facsimile: (312) 645-0932
Email: rlarry@mtlm.com
With a copy (which
will not constitute
notice) to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention:      E. William Bates, II
Facsimile: (212) 556-2222
Email: wbates@kslaw.com
     or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.
     Section 9.10 No Third Party Beneficiaries. Except as expressly provided in Section 6.9(d), this Agreement will not confer any rights or remedies upon any person (including any person named in Section 6.15) or entity other than Sims, the Acquisition Corporation and MMI and their respective successors and permitted assigns.

     Section 9.11 Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
     Section 9.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
     Section 9.13 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.
     Section 9.14 Jurisdiction. Any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, (b) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

SIMS GROUP LIMITED

By	/s/ Jeremy Sutcliffe

Its	Chief Executive Officer

MMI ACQUISITION CORPORATION

By	/s/ Jeremy Sutcliffe

Its	President

METAL MANAGEMENT, INC.

By	/s/ Daniel W. Dienst

Its	Chairman

Agreement and Plan of Merger
Among
Sims Group Limited, MMI Acquisition Corporation
and Metal Management, Inc.
Dated 24 September 2007
Exhibit A
Form of Certificate of Incorporation of Acquisition Corporation

CERTIFICATE OF INCORPORATION
OF
ARTICLE 1
     The name of the corporation is:
ARTICLE 2
     The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.
ARTICLE 3
     The nature of the business or the objects or purposes to be conducted or promoted by the corporation are to engage in any capacity in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in force or as hereafter amended and to possess, exercise and enjoy all the powers, rights and privileges granted by the General Corporation Law of the State of Delaware, together with any lawful powers, rights and privileges incidental thereto.
ARTICLE 4
     The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000 shares, all of which shall be common stock having $0.01 par value per share.

ARTICLE 5
     The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Carol L. Helfrich	Baker & McKenzie
130 East Randolph Drive, Suite 3500
Chicago, Illinois 60601

ARTICLE 6
     The corporation shall have perpetual existence.
ARTICLE 7
     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation; provided, however, that such authorization shall not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the bylaws of the corporation.
ARTICLE 8
     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.
ARTICLE 9
     (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, has reasonable cause to believe that his conduct was unlawful.
     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (d) Any indemnification under subparagraphs (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.
     (e) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 9.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 9.
     (h) For purposes of this Article 9, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 9 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this Article 9, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 9.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 9 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE 10
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     Any repeal or modification of this Article 10 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE 11
     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
ARTICLE 12
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

Agreement and Plan of Merger
Among
Sims Group Limited, MMI Acquisition Corporation
and Metal Management, Inc.
Dated 24 September 2007
Exhibit B
Rotation and Composition of Sims Group Limited Board

1. 2007 Annual General Meeting

Seeking Re-election	Board as at Closing

Ross Cunningham
Mike Iwanaga
Chris Renwick

Retiring and Not Seeking Re-election

Geoff Brunsdon

2. Retiring at Annual General Meeting

Bob Every

3. 2008 Annual General Meeting

Seeking Re-election

Jeremy Sutcliffe

Gerry Morris*
Bob Lewon*
Norm Bobins*
John DiLacqua*

(*less one to step down)

Retiring

Ross Cunningham
One of 4 referred to above

4. 2009 Annual General Meeting

Seeking Re-election

Paul Varello
Mike Feeney

Retiring

Paul Mazoudier

Paul Mazoudier (C)
Dan Dienst (CEO)
Jeremy Sutcliffe (ED)
Ross Cunningham (ED)
Mike Feeney
Paul Varello
Mike Iwanaga
Chris Renwick
Gerry Morris
Bob Lewon
Norm Bobins
John Di Lacqua

Board as at Dec 31 2008
(assumes all re-elected)
Paul Mazoudier (C)
Dan Dienst (CEO)
Jeremy Sutcliffe (ED)
Mike Feeney
Paul Varello
Mike Iwanaga
Chris Renwick
Gerry Morris*
Bob Lewon*
Norm Bobins*
John Di Lacqua*
*Only 3 of 4

Board as at Dec 31 2009
(assumes all re-elected)
Chairman — TBN
Dan Dienst (CEO)
Jeremy Sutcliffe (ED)
Mike Feeney
Paul Varello
Mike Iwanaga
Chris Renwick
Gerry Morris*

1

5. 2010 Annual General Meeting

Seeking Re-election

Mike Iwanaga
Chris Renwick

6. 2011 Annual General Meeting

Seeking Re-election

Jeremy Sutcliffe
Gerry Morris*
Bob Lewon*
Norm Bobins*
John Di Lacqua*
*Only 3 of 4
Bob Lewon* Norm Bobins* John Di Lacqua* *Only 3 of 4 Board as at Dec 31 2010 (assumes all re-elected) As Dec 31 2009 Board as at Dec 31 2011 (assumes all re-elected) As Dec 31 2010

2

Agreement and Plan of Merger
Among
Sims Group Limited, MMI Acquisition Corporation
and Metal Management, Inc.
Dated 24 September 2007
Exhibit C
Composition of Board Committees
Board Committee members to apply from Closing:
1. Safety, Health, Environment & Community
[requires at least 3 directors, 1 of whom must be independent]
Chris Renwick (Chairman)
Paul Mazoudier
Bob Lewon
2. Risk, Audit & Compliance
[requires at least 3 independent directors]
Norm Bobins or Gerry Morris (Chairman) (only one on Committee)
John DiLacqua
Mike Feeney
Mike Iwanaga
3. Remuneration
[requires at least 3 directors, the majority to be independent]
Paul Mazoudier or Gerry Morris (Chairman)
Mike Feeney
Norm Bobins
Paul Mazoudier
Gerry Morris
4. Finance & Investment
[requires at least 3 directors, 1 of whom must be independent]
Norm Bobins (Chairman)
Bob Lewon
Chris Renwick
Paul Varello
5. Nomination/Governance
[requires at least 3 directors, the majority to be independent]
Paul Mazoudier (Chairman)
John DiLacqua

3

Gerry Morris
6. Integration
Paul Varello (Chairman)
Norm Bobins
Further Sub-Committees
FIC (North America)
Norm Bobins (Chairman)
Bob Lewon
Paul Varello
FIC (Rest of World)
Chris Renwick (Chairman)
Mike Feeney
Mike Iwanaga
RAC (North America)
John DiLacqua (Chairman)
Bob Lewon
Gerry Morris
RAC (Rest of World)
Mike Feeney (Chairman)
Mike Iwanaga
Paul Mazoudier
Executives and Executive Directors
Dan Dienst and Jeremy Sutcliffe will be members of all Committees and Sub-Committees other than 2 (RAC) and 3 (Remuneration). Ross Cunningham will be a member of 4 (FIC), FIC (Rest of World) and RAC (Rest of World) and will attend 2 (RAC) and, as necessary 6 (Integration). Rob Larry will attend 4 (FIC), FIC (North America) and RAC (North America) and, as necessary 6 (Integration). The foregoing attendance rights with respect to 2 (RAC) will be subject to applicable law and New York Stock Exchange listing rules.

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